News Release

	For:	Whitehall Jewellers, Inc.
FOR IMMEDIATE RELEASE	Contact:	John R. Desjardins Executive Vice President, Chief Financial Officer 312/762-9751
WHITEHALL JEWELLERS RESPONDS TO NEWCASTLE REGARDING ITS DECISION TO REMOVE THE FINANCING
CONTINGENCY FROM ITS LATEST TENDER OFFER PROPOSAL

Chicago, Illinois, January 11, 2006 — The Board of Directors of Whitehall Jewellers, Inc. (OTC: JWLR.PK; “Whitehall” or the “Company”) announced that Newcastle Capital Management, L.P. (“Newcastle”) finally has made an offer that does not have a financing contingency. Newcastle has initiated an unsolicited tender offer for Whitehall stock.
The Board’s views are reflected in the following letter sent to Newcastle today. To consider whether the Newcastle proposal is a superior offer, the Board requires that Newcastle provide conclusive evidence that it has the cash to complete a transaction as well as evidence of its ability and commitment to promptly complete a transaction.
The Board hopes that Newcastle will quickly provide the requested evidence as the Board and the Company can no longer afford delays. Specifically, the Company’s bank line expires on January 31, as does the Company’s bridge loan and its vendors can terminate their agreement to accept payment of their past due invoices over time. Without a firm deal, such as the one the Company currently has in place with Prentice, the Company will likely be forced to pursue a restructuring or bankruptcy which may severely impact the Company’s stockholders as well as the Company’s other constituencies. The Board is dedicated to seeing that this does not occur. The Board is hopeful that Newcastle will understand and provide the Board the needed information in the extremely short period available. The Company once again reiterates its recommendation that stockholders vote for the management/Prentice proposals and nominees at the January 19 shareholders meeting.
Whitehall delivered the following letter to Newcastle on January 11, 2006:
January 11, 2006
Newcastle Partners, L.P.
300 Crescent Court, Suite 1110
Dallas, TX 75201
Attention:   Mr. Mark E. Schwarz
                     Managing Member

Dear Mark:
     Late Monday night, Newcastle Partners, L.P. (“Newcastle”) issued a press release, in which Newcastle announced that it had eliminated the refinancing condition to its tender offer after numerous unfulfilled requests from the Board that it demonstrate it had the requisite financing.
     As Newcastle is aware, under the terms of the Company’s securities purchase agreement dated October 3, 2005 (the “Prentice Agreement”) with Prentice Capital Management, L.P. (“Prentice”) and Holtzman Opportunity Fund, L.P., the Company may not withdraw or modify its recommendation of that agreement to our shareholders until it has received a “Superior Proposal” — a proposal that the Board concludes (i) is more favorable from a financial point of view, to the Company, its stockholders and creditors, taken as a whole, than the terms of the Prentice Agreement, and (ii) is reasonably capable of being consummated. The Board still has not received the information needed to confirm whether its current, improved proposal is capable of being consummated.
     Notwithstanding the claims made in Newcastle’s press release, we have received no evidence from Newcastle that any transaction it has proposed could close by January 27, 2006, the expiration date of the Newcastle tender offer. In particular, we have received no evidence, other than Newcastle’s mere public assertions and private oral assurances, that Newcastle has the financial ability to complete any proposed transaction. The Board again requests that Newcastle demonstrate promptly that it has the cash or the financing to complete a transaction as well as evidence of its ability to close. If Newcastle can provide the Company with satisfactory evidence with respect to these matters, the Board is ready to discuss Newcastle’s offer as the Board has made clear on numerous occasions.
1. Evidence of Financial Wherewithal. In Newcastle’s January 9, 2006 press release, you state that Newcastle would fund the acquisition of the Company’s shares and the repayment of the Company’s existing debt with Newcastle’s cash on hand, which you claim is sufficient to repay all of the Company’s outstanding borrowings, including funds required to repay the senior credit facility in full by January 31, 2006 and to pay off the $30 million Prentice bridge loan (in each case, including prepayment penalties). Newcastle states that its proposal would provide $130 million to $150 million to the Company. The Board of Directors requires clear evidence and/or reasonable assurance of your financial ability to meet these funding requirements prior to close of business Thursday, January 12, 2006.
In particular, Newcastle should provide written evidence of liquid funds sufficient to consummate funding of (i) the tender offer, assuming the acquisition of all shares not currently held by Newcastle; (ii) the refinancing of the $30 million Prentice bridge loan; (iii) termination fees of approximately $1.2 million, in connection with refinancing of the bridge loan; (iv) the repayment of the Company’s current senior credit facility in the amount of approximately $60 million; (v) termination fees of approximately $3 million in connection with the senior credit facility; and (vi) past-due vendor balances in the amount of approximately $22 million; as well as funds for any other current or anticipated financial commitments of Newcastle and its subsidiaries, including in connection with Newcastle’s pending Fox and Hound tender offer or a commitment not to enter into any other significant commitments prior to the close of the Whitehall transaction.
Time is critical. If Newcastle truly is interested in simplifying the process and completing a deal with the Company, the strongest way to provide assurance that it is capable of consummating the transaction would be to provide documentation to demonstrate that

Newcastle has established an escrow account, or funded a letter-of-credit or collateralized guarantee, that is sufficient in amount for the contemplated transaction to close.
However, as requested in our December 16, 2005 letter, the Board alternatively would be satisfied with appropriate written diligence information about Newcastle’s financial wherewithal. For example, if Newcastle’s source of funds is cash on hand, please provide specific information regarding the investment fund(s) from which Newcastle intends to finance this proposed transaction, including:
a)	Verifiable statements of net assets (e.g., audited financial statements, bank and/or prime brokerage statements, etc.), of each such fund, or relevant Newcastle controlled entity, demonstrating capital of sufficient amount and liquidity to provide proposed financing.

b)	Documentation illustrating that deployment of the funds is within Newcastle’s sole discretion. Specify the dollar amount of uncommitted funds.

c)	The applicable documentation governing the manager’s investment authority and limitations in each fund. This description should include, but may not be limited to, maximum commitment per issuer/company, industry concentration and the like. (For example, partnership agreement, investment management agreement and offering memoranda.)

d)	A binding agreement that the funds will be held and used solely for the proposed transaction.
As also requested in our December 16, 2005 letter, if the source of funds includes commitments from co-investors and other third-party investors, provide the co-investment and similar documentation evidencing sufficient unconditional investment commitments to meet the liquidity requirements contemplated by your proposal.
The Board repeatedly has requested Newcastle to provide it with the necessary due diligence about its source of funds and/or financing. We frankly remain at a loss to understand why Newcastle continues to refuse to provide the Board with this typical diligence information, particularly given all the financial and operational diligence the Company has provided Newcastle.
2. Unconditional Offer for All Shares. Contrary to Newcastle’s press release, there remain conditions in Newcastle’s tender offer that are not in the control of the Company’s Board of Directors. These conditions must be deleted or significantly limited. The Board cannot view the Newcastle proposal favorably it it contains conditions that cast any doubt that the transaction can timely close. For example:
•	Newcastle is not required to close the tender offer if there has been an event or circumstance which has, or would reasonably be expected to result in, an “extremely detrimental effect” on the Company. The Board is not in control of this condition. In addition, “extremely detrimental effect” is not defined.

•	Newcastle is not required to close the transaction if, among other things, there is any litigation pending concerning the offer, or concerning the assets or shares of the Company. Again, this condition is not within the Board’s control.
As we discussed previously, any negotiated transaction must provide that Newcastle is obligated to acquire all Company shares not owned by Newcastle following the consummation of the tender offer in a second-step merger at the same price as paid in the tender offer. In this regard, we note the following conditions to the merger in your draft merger agreement:
•	A refinancing condition that a senior credit facility with, and bridge loan for, Newcastle be in effect;

•	That there be no material adverse changes resulting in an “extremely detrimental effect”;

•	That all material consents be obtained, without identifying them;

•	Bring down conditions for the representations and warranties (including absence of changes, no litigation, employee matters and completeness of the representations) and covenants.
These conditions must be deleted or significantly limited. In addition, Newcastle — not a newly-formed shell company — must be a party to the definitive agreement.
     Obviously, the fewer contingencies and direct and indirect conditions to your proposed transaction, the more likely it is that the Board can determine you have a Superior Proposal. If you assure us that the required committed cash or financial diligence will be provided prior to the January 12, 2006 deadline, we would instruct our advisors to begin meeting with yours immediately to discuss the specific terms of the definitive agreements required for your proposed transaction. In order to be in a position to determine whether your proposal constitutes a “Superior Proposal”, acceptable signed definitive agreements and an escrow during the Prentice match period are required.
3. Time is Critical. If Newcastle is serious about its offer — and not just trying to position itself for the upcoming shareholders meeting — time is critical. The Company is obligated to provide Prentice with ten business days to match the Newcastle offer. The special shareholders meeting is on January 19, 2006, less than ten business days from now, which means that Prentice will not be required to respond to any potential Newcastle “Superior Proposal” prior to the meeting. In addition, the last date on which the Company can close the Prentice transaction is January 31, 2006, which is also the date on which the Company would be in default under its senior credit facility and potentially have to pay in full past-due balances to its vendors.
     Given the Company’s serious financial and liquidity situation, unless the Company secures financing in the coming weeks it is likely that the Company may be forced to pursue a restructuring under applicable bankruptcy law. The Company cannot risk facing these deadlines without a binding, fully funded and committed transaction — particularly as the Prentice agreement satisfies the Company’s financing needs.

Sincerely, Whitehall Jewellers, Inc. Daniel H. Levy Chairman of the Whitehall Board of Directors

About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 387 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.
Safe Harbor Statement
This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion” and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company’s financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company’s sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement with Prentice Capital and Holtzman Opportunity Fund, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores expected to be closed; (16) fluctuations in raw material prices, in cluding diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company’s future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.